UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2019 (December 13, 2019)

Trimble Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14845	94-2802192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

935 Stewart Drive, Sunnyvale, CA 94085
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 481-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	TRMB	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Robert Painter

As previously announced, Trimble Inc. (“Trimble” or the “Company”) appointed Robert Painter, who has served as the Company’s Chief Financial Officer since February 2016, to be the Company’s Chief Executive Officer and President effective as of January 4, 2020 (the “Effective Date”).

In connection with his appointment, the board of directors of the Company (the “Board”) and the compensation committee (the “Compensation Committee”) of the Board have approved that Mr. Painter, starting from the Effective Date, will receive an annual base salary of $850,000 and will be eligible to participate in Trimble’s Management Incentive Plan with an annual target bonus at 125% of base salary. Mr. Painter will also be eligible to receive annual long-term stock-based incentive awards, in the forms and amounts, and subject to the terms and conditions determined by the Compensation Committee in its discretion.

Mr. Painter will be granted $1,000,000 in restricted stock units on the Effective Date, 100% of which will vest on the third anniversary of the Effective Date. In addition, Mr. Painter will be granted performance-based options (“Performance Options”) to purchase shares of common stock of the Company as of the Effective Date with a grant date value of $3,000,000, calculated using Trimble’s normal stock option valuation methodology for performance awards. The Performance Options require both stock appreciation performance goals and a continued service requirement to be met in order to vest. 1/3 of the shares subject to the Performance Options will vest upon the achievement of each of the following stock appreciation goals and continued service by Mr. Painter for three years from the Effective Date:

Trimble stock price appreciates by 10% (as measured against the Performance Options’ exercise price);

Trimble stock price appreciates by 20% (as measured against the Performance Options’ exercise price); and

Trimble stock price appreciates by 30% (as measured against the Performance Options’ exercise price).

A stock price appreciation goal is achieved when a cumulative 20-day average closing Trimble stock price meets or exceeds the applicable goal. The stock price appreciation goals may be met at any time within five years from the Effective Date, but no vesting of the Performance Options would occur before the third anniversary of the Effective Date. Any unvested options remaining on the fifth anniversary of the Effective Date would be cancelled. In the event that Mr. Painter is terminated under certain circumstances within five years from the Effective Date, regardless of whether or not three years have elapsed since the Effective Date, any of his Performance Options that have met the stock appreciation goals will immediately vest, following which an additional 50% of any remaining unvested options will accelerate and vest, with the remainder of the options being cancelled.

Mr. Painter will also be eligible to continue to participate in the Company’s medical, dental, life, short and long-term disability insurance, tuition reimbursement and 401k plans, the Company’s Discretionary Vacation Time Policy and the Non-Qualified Deferred Compensation Plan. Mr. Painter will also enter into an amended and restated Executive Severance Agreement and an amended and restated Change in Control Severance Agreement.

Under the amended and restated Executive Severance Agreement, if Mr. Painter is terminated under certain circumstances, he will receive:

•	200% of his base salary and target bonus amount,

•	a prorated bonus for the then-current year,

•	eighteen months of continued health coverage,

•	credit for an additional twelve-months of service time towards vesting of his outstanding time-based options and restricted stock units, and

•	his performance restricted stock units will vest at the end of the applicable performance period on a pro rata basis based on the length of time from the date of the grant to the date of termination, subject to satisfaction of the performance-based vesting conditions.

In addition, under the amended and restated Change in Control Severance Agreement, if Mr. Painter is terminated within three months prior to or twelve months following a change in control, all of his outstanding options and restricted stock units will accelerate and become vested and exercisable, and he will receive an additional twelve-month period in which to exercise his equity awards.

Steven W. Berglund

As previously announced, the Company appointed Steven W. Berglund, who has served as the Company’s Chief Executive Officer since March 1999, to be the Company’s Executive Chairman of the Board effective as of the Effective Date.

In connection with his appointment, the Board and the Compensation Committee have approved that, starting from the Effective Date, Mr. Berglund will receive an annual base salary of $800,000 but will no longer be eligible to participate in Trimble’s Management Incentive Plan.

Mr. Berglund will be granted $3,200,000 in restricted stock units on the Effective Date, 33% of which will vest on the first anniversary of the Effective Date, 33% of which will vest on the second anniversary of the Effective Date and the remaining 34% of which will vest on the third anniversary of the Effective Date, subject to earlier vesting in accordance with the terms of the Trimble Age & Service Equity Vesting Program.

Mr. Berglund’s existing Executive Severance Agreement and Change in Control Severance Agreement will remain in full force and effect, as will his other existing benefits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMBLE INC.
a Delaware corporation

Dated: December 18, 2019	By:	/s/ James A. Kirkland
James A. Kirkland
Senior Vice President and General Counsel